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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated May 24, 2005, except for Note H(1)(i) as to which the date is July 19, 2005, accompanying the consolidated financial statements and schedules of New Refco Group Ltd., LLC (the Successor) and of Refco Group Ltd., LLC (the Predecessor) contained in the Registration Statement and Prospectus of Refco Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus of Refco Inc., and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

New York, New York
July 19, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM